Exhibit 14.1

Code of Ethics:  Building our performance with Integrity

Dear Buzztime Team Member,

Our founders pioneered “interactive entertainment” and transformed the restaurant experience from ordinary to socially captivating. Throughout our history, Buzztime and our employees have pursued a path of high standards of ethical conduct.

Our Code of Ethics is built upon principles such as integrity, honesty, and fairness. These principles, along with our Code, guide our relationships with customers, employees, suppliers and colleagues. We conduct our operations in accordance with legal, regulatory and corporate governance requirements in a socially responsible manner. Buzztime employees are expected to understand, adhere to and uphold these standards every day.

Buzztime’s Code of Ethics outlines our standards for corporate, officer and employee behavior. It encompasses subjects from the protection of company information, to the prevention of workplace harassment to proper use of corporate funds. Our Code of Ethics applies to all directors, officers, leaders and employees alike across all our geographical localities setting clear expectations that all aspects of our Code of Ethics are followed regardless of any internal or external pressure. Leaders have an elevated responsibility to ensure the Code is followed in areas under their supervision and to lead by example. Violation of the Code will not be tolerated in any degree.

Our goal is to give you the knowledge, prevailing expectation and principles to guide your everyday decision-making. In return, you must understand and apply them in your work and business dealings. The Code is not a substitute for good judgment, nor does it cover every situation you may encounter in your professional career. Should you face a situation that you are uncertain about, ask your manager or another leader for guidance or contact the Chief Financial Officer or Vice President, Human Resources for further support. You can also voice your concerns anonymously by using the toll-free Concerns Hotline 866-233-4090, on the intranet at http://intranet/default.aspx or by email at ntn@openboard.info. If you make a report in good faith, retaliation will not be tolerated.

Buzztime holds an exciting future as the leading provider of fun, engaging and unique entertainment. Make sure your actions and decisions are consistently the right ones. Our future depends on it; together, we will ensure that our company reaches its full potential.

Sincerely,

Executive Leadership Team
NTN Buzztime, Inc.

Our Code of Ethics is the foundation to our culture, and the ideology  which governs how we  conduct business.

Together, with our core values, our Code of Ethics builds a dynamic culture that fosters achievement through authentic business relationships.
Contents Purpose of This Code 4 Introduction 5 Compliance with Laws, Rules and Regulations 6 Honest and Ethical Behavior 6 Complete, Accurate and Timely Financial Reporting 7 Positive Work Environment 7 Prompt Internal Reporting of Code Violations 9 Acknowledgement of Receipt 10

The purpose of this Code is to promote:  Compliance with applicable laws, rules and regulations  Honest and ethical conduct including, the ethical handling of actual or potential conflicts of interest;  The safeguarding of the Company’s assets  Complete, accurate and timely reporting of the Company’s financial condition and results of operations including disclosures made in documents filed with, or furnished to, the SEC and in other public communications;  A positive work environment that promotes work force diversity and is free of harassment; and  The prompt internal reporting of violations of this Code.

NTN BUZZTIME, INC. and its subsidiaries conduct business in accordance with uncompromising ethical standards.   Adherence to these standards will not be compromised in favor of financial or other business objectives. High ethical standards are vital to maintain competitive advantage, the pride and confidence of our team members and to provide quality products and services to customers and clients. Integrity, honesty, forthrightness, respect and fairness are of primary importance in all business relationships within the Company and in outside transactions involving the Company.   The Company expects every director, officer and employee (hereinafter, each a “team member”) to adhere to high ethical standards and to promote ethical behavior.  Every action should be assessed by considering whether it is legal, fair to all concerned and whether it would withstand the scrutiny of outsiders. Team members whose behavior is found to violate this Code will be subject to disciplinary action including, but not limited to, termination. This Code is not intended to be all encompassing. Situations may arise that are not expressly covered here or where the proper course of action is unclear. Team members are to consult with their supervisors if any questions arise as to a course of conduct. Additionally, team members may raise issues with regard to this Code to the attention of the Chief Financial Officer or Vice President of Human Resources; the Company maintains an “open door” policy in that regard.  The Company may modify or supplement this Code from time to time, to comply with evolving corporate governance standards, applicable corporate governance or other requirements adopted by law, the SEC or the American Stock Exchange and otherwise as it deems appropriate. Accordingly, all team members must review this Code at least once each year.   Any team member having information or knowledge regarding a possible violation of this Code should immediately report the same to his or her supervisor or alternatively, to the CFO, Corporate Legal Counsel or V.P. of Human Resources.

All such communications will be treated as confidential. Retaliation or reprisal of any kind against a team member who reports a violation (or, in good faith, a potential violation) of this Code is strictly prohibited

Compliance with Laws, Rules and Regulations
Every team member shall obey all applicable laws including, but not limited to, laws that apply to securities, taxes, gaming, alcoholic beverages, civil rights, copyright and patent rights, environmental protection, campaign finance and corrupt practices. While the Company does not expect team members to be experts in legal matters, it holds each team member responsible for being familiar with the laws governing his or her areas of responsibility. Team members should seek advice from the Legal or Human Resources Department whenever they have a question concerning the application of the law. Honest and Ethical Behavior  Each team member will  deal honestly and fairly with clients, customers, suppliers and financial partners. The long term success of the Company depends upon establishing mutually beneficial relationships. Team members have a duty to avoid actual or potential conflicts of interest situations and to avoid the appearance of impropriety.  A team member having any interest, direct or indirect (other than an interest of 5% or less in a publicly-held company), in any supplier, customer or competitor of the Company, is to make prompt disclosure to the Company and obtain written approval from the appropriate authority to continue the relationship. Team members are not to offer their skills or services to competitors or engage in outside businesses that compete with or sell goods or services to the Company. Employing immediate family members in direct supervisory-subordinate relationships is to be avoided. The exchange of gifts with customers and suppliers is a normal and acceptable business practice. However, giving or receiving gifts of significant value could compromise the objectivity of a team member as well as create the appearance of impropriety. Accordingly, gifts given or received by a team member in excess of $50 (retail value) must be disclosed to his or her supervisor. The supervisor will determine whether the gift may be accepted, relinquished to the Company, or returned. Gifts of perishable items (e.g., flowers and fruit baskets) or commemorative items (e.g., plaques and framed photographs) are not subject to this $50 limit. They should, however, have little or no intrinsic or resale value. Business entertainment is to be lawful and appropriate, and within acceptable boundaries of good taste and in furtherance of a business purpose. Q:  One of the vendors I work with wants to give me concert tickets for my favorite band as a “thank you” for our business. Can I accept the tickets? A:  No. While the exchange of gifts is acceptable, the acceptance of gifts over the $50 limit must be authorized by your supervisor.

The Company does not permit or condone the use or receipt of bribes, kickbacks, or any other illegal or improper payment or transfer in the course of its business.  Personal use of supplies, equipment or premises belonging to the Company or its clients is prohibited unless prior written permission is received from a supervisor and adequate compensation is arranged if appropriate. Every team member is responsible for safeguarding the Company’s assets under his/her control. Complete, Accurate and Timely Financial Reporting The Company's books and records will be kept in accordance with generally accepted accounting principles and according to established finance and accounting policies. All team members will cooperate fully with internal and outside auditors during their examinations of the Company's books, records and operations.  The Company’s CEO, CFO and Controller are ultimately responsible for taking all steps necessary to ensure that all financial reports and disclosures filed with, or furnished to, the SEC and the Company’s shareholders are complete, accurate and timely.  All team members will take appropriate steps within their area of responsibility to ensure the same.  Positive Work Environment Team members will treatothers fairly, with dignity  and with respect. All team members are entitled toa work environment free of verbal, physical and sexual harassment. The Company will not tolerate harassment at any level. It is the Company’s policy to investigate thoroughly and to remedy any alleged acts of harassment. In order to accomplish this, acts of harassment must be brought to the attention of the Company. Team members who feel aggrieved because of an alleged act of harassment are under a duty to notify their supervisor, CFO, Corporate Counsel or V.P. of Human Resources. All complaints will be treated as confidential and all investigations will be Q:  I need to email my spouse to make arrangements to pick up my kids? Am I allowed to use the company computer for this? A:  Yes, as long as your personal use is reasonable and kept to a minimum.

conducted expeditiously. Retaliation or reprisal of any kind against a team member who reports a violation (or, in good faith, a potential violation) of this Code is strictly prohibited. Any team member who is found to have harassed another team member, customer or vendor will be subject to disciplinary action including, but not limited to, termination. The Company maintains a strong policy of equal employment opportunity for all team members and applicants for employment. The Company hires, trains, promotes and compensates team members on the basis of individual competence and potential and without regard to race, color, religion, sex, sexual orientation, national origin, age, marital status or non-job related disability, as well as all other classifications protected by applicable laws. The Company believes promotion of work force diversity is an important objective in its own right, is a source of competitive advantage; it is also a requirement of Equal Employment Opportunity laws. The Company’s equal employment opportunity philosophy applies to all aspects of employment with the Company including, but not limited to, recruiting, hiring, training, transfer, promotion, benefits and compensation, termination, and leaves of absence. Team members who become  involved with a political group must make it clear that his or her activities are being conducted purely in a personal capacity and not on behalf of or in connection with the Company and must maintain his/hers personal political activities separate from the Company's business. The Company encourages participation by team members in the political process. This includes service on governmental bodies and participation in partisan political activities. However, such activities should not be conducted in a way that unreasonably interferes with the team member's job responsibilities. Team members are not to make political contributions using Company funds or take public positions on behalf of the Company. Q:  I am a female employee. A male co-worker frequently makes personal comments about my appearance that make me uncomfortable. I’ve asked him to stop but he won’t. What can I do about it? A:  You should contact your supervisor or Human Resources right away.

Prompt Internal Reporting of Code Violations The integrity of the Company is diminished whenever this Code is violated. If you believe that a violation of this Code is imminent or has occurred, you are to consider the following options: Discuss your concerns with your supervisor; Contact the Corporate Legal Counsel, CFO or V.P. of Human Resources;  Call the hotline 1-866-233-4090, where you may anonymously report known or suspected violations of this Code. Alternatively, you may access the Company’s intranet site home page and click on the “Integrity” link to anonymously submit an email or web form to report known or suspected violations of this Code. While the Company prefers that team members who wish to file a complaint, express a concern or report a possible violation of this Code identify themselves so that matters may be more effectively and efficiently addressed, team members may use this option. In either case, retaliation or reprisal of any kind against a team member who reports a violation (or, in good faith, a potential violation) of this Code is strictly prohibited Q:  I think my supervisor is doing something that the Code says is wrong. I’m afraid to report them because they might make my job more difficult for me. What should I do? A:  If you don’t feel comfortable talking to your supervisor about it directly, you can try one of the other available options listed oppositely. NTN Buzztime will not tolerate retaliation against you in any form.

Acknowledgment of Receipt I acknowledge that I have received and read a copy of the NTN Buzztime Code of Ethics, which does not constitute a contractual relationship. I understand that it is my responsibility as a team member of Buzztime to understand, comply with, and adhere to the standard of ethics outlined in this code.  I accept that my employment is at-will, and that any violation of this code will result in disciplinary action including, but not limited to, termination.  Signature Date Print name